Exhibit 10.37

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is entered into as of the 12th day of October, 2006, by and between Massachusetts Institute of Technology, a Massachusetts education corporation (“Lessor”), with an address of 238 Main Street, Cambridge, Massachusetts 02142 and Elixir Pharmaceuticals, Inc., a Delaware corporation and successor-in-interest to Centagenetix, Inc. (“Lessee”), with an address of 1 Kendall Square, Building 1000, Cambridge, Massachusetts 02139.

RECITALS:

WHEREAS, Lessor, as lessor, and Centagenetix, Inc. (“Centagenetix”), as lessee, entered into that certain Lease dated January 16, 2002 (referred to herein as the “Original Lease”) for certain premises consisting of 19,711 rentable square feet in the Building having an address of 12 Emily Street, Cambridge, Massachusetts, all as more particularly described in the Original Lease.

WHEREAS, Centagenetix merged into Lessee on or about February 4, 2003 and, as a result, Lessee is the successor in interest to Centagenetix’s interest as lessee under the Lease; and

WHEREAS, the Original Lease was amended by that certain First Amendment to Lease (the “First Amendment”) between Lessor and Lessee dated August 30, 2005 (the Original Lease as amended by the First Amendment is hereinafter called the “Lease”); and

WHEREAS, the Term of the Lease is currently set to expire on May 31, 2007 (the “Original Expiration Date”) and the Lessor and Lessee desire to extend the Term, modify the Basic Rent and otherwise modify the Lease, all as more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Lease is hereby amended as follows:

1. Extension of Term. The term “Term” as set forth in Section 1.0 of the Lease is hereby amended by adding the following at the end thereof: “The Term, which currently expires on the Original Expiration Date, is hereby extended for the additional period of five (5) years (the “First Extension Term”) commencing June 1, 2007 (the “First Extension Term Commencement Date”) and expiring, unless sooner terminated, on May 31, 2012. All the terms and provisions of the Lease shall apply to the First Extension Term except that (a) the Basic Rent for the First Extension Term shall be as set forth in this Second Amendment, (b) there shall be no rent abatement or adjustment under Section 4.3 of the Lease, (c) there shall be no Lessor’s Work or Lessor’s Contribution as set forth in Exhibit F to the Lease nor shall Lessor have any obligation to make or pay for any improvements to the Premises nor contribute thereto nor provide any improvement allowances, free rent periods or other lessee inducements, (d) Section 15.0 entitled “Real Estate Broker” shall not apply, (e) Paragraph 2 of the First Amendment shall not apply (said Paragraph 2 of the First Amendment provided Lessee a Reduced Space Option), and (f) the commencement date of the First Extension Term shall be the First Extension Term Commencement Date. All references in the Lease to the “Term” shall mean the Original Term as extended by the First Extension Term as the same may be further extended in accordance with the Lease as amended by this Second Amendment.”

2. Basic Rent for First Extension Period. The term “Basic Rent” as set forth in Section 1.0 of the Lease is hereby amended by adding the following at the end thereof:

“The Basic Rent (per annum) for the First Extension Term shall be as follows:

First Extended Term Lease Year	Basic Rent (Per Annum)
June 1, 2007 through and including May 31, 2008	$502,630.50
June 1, 2008 through and including May 31, 2009	$522,341.50
June 1, 2009 through and including May 31, 2010	$542,052.50
June 1, 2010 through and including May 31, 2011	$561,763.50
June 1, 2011 through and including May 31, 2012	$581.474.50”

3. Extension Option; Extension Term. Section 3.2 of the Lease entitled “Extension Option” is hereby amended as follows:

(a) The Extension Term referred to therein shall be the five (5) year period commencing upon the expiration of the First Extension Term and all references in the Lease to the Extension Term shall mean such Extension Term as modified by this Second Amendment;

(b) The Extension Option referred to therein (and the option to extend referred to in the “Term” in Section 1.0 of the Original Lease) shall be for an option to extend the Original (or Initial) Term, as previously extended by the First Extension Term pursuant to this Second Amendment, for the five (5) year period commencing upon the expiration of the First Extension Term and all references in the Lease to the “Extension Term” shall mean such five (5) year period, and all references in the Lease to the “Extension Option shall mean the Extension Option as modified by this Second Amendment;

(c) Delete the phrase “six (6) months prior to expiration of the Initial Term” as it appears in Section 3.2 and substitute “nine (9) months prior to expiration of the First Extension Term”;

(d) Add the following at the end of Section 3.2: “For its Security Deposit, Lessee has provided Lessor a letter of credit (“LC”) in the amount of $100,000.00. It shall be a condition to the Lessee’s right to exercise the Extension Option that Lessee shall have first provided Lessor with an amendment to the LC (at Lessee’s sole cost and expense) which extends the expiration date of the LC to the date which is sixty (60) days after the expiration date of the Extension Term, all in form and substance satisfactory to Lessor.”; and

(e) Paragraph 2 of the First Amendment (which amended Section 3.2 of the Lease by adding Paragraph A (entitled “Reduced Space Option”) through and including G (entitled “Extension of Letter of Credit”)) is hereby deleted.

4. Amendment of Terms; Inapplicable Provisions. From and after the date of this Second Amendment, the following provisions of the Lease shall be amended as set forth below:

(i) The name “Carl Weissman” in the definition of Lessee’s Representative in Section 1.D of the Lease is deleted and the name “Karen Roberts” is substituted in place thereof;

(ii) The amount of “$10,000” in the third line of Section 11.1(f) of the Lease is hereby deleted and the amount of “$25,000” is substituted in place thereof but any alteration which involves or affects the electrical system or HVAC system shall require Lessor’s prior written approval;

(iii) Lessor’s rights to share in excess sublease or assignment profits under Section 8.0(c) of the Lease shall not apply to any assignment or sublease by Lessee pursuant to Section 8.0(i) of the Lease.

(iv) Section 12.0 of the Lease is inapplicable to the Extension Term;

(v) Exhibit F of the Lease entitled “Work Letter” is inapplicable to the Extension Term except as follows: (a) The last sentence under the paragraph entitled “Lessor’s Work” in Paragraph 1 shall apply and (b) The last sentence under the paragraph entitled “Lessee’s Work” in Paragraph 1 shall apply;

(vi) Section 16.0 of the Lease is hereby amended to replace the Lessee notice addresses with the following:

Lessee: Elixir Pharmaceuticals, Inc.

12 Emily Street

Cambridge, MA 02139

Attn: Karen Roberts

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attn: Stuart Cable, Esq.

(vii) Exhibit C of the Lease entitled “Services Provided By Lessor” is hereby deleted and the Exhibit C attached to this Second Amendment is hereby substituted in place thereof; and

(viii) Exhibit D of the Lease entitled “Services Provided By Lessee” is hereby deleted and the Exhibit D attached to this Second Amendment is hereby substituted in place thereof.

5. As Is. Lessee hereby agrees to accept the Premises in an ‘as is’ condition and with all faults (but nothing contained herein shall be deemed to modify or limit or waive Lessor’s obligations under Section 18.0 and Exhibit C (as amended by this Second Amendment)). Lessor shall be under no obligation to make or pay for any improvements to the Premises or to provide any free rent, tenant improvement allowances or other tenant inducements. Nothing contained in this Paragraph 4 shall be deemed to modify any obligation of Lessor to maintain or repair the Premises under any provision of Section 11.2 or Exhibit C.

6. Real Estate Broker. Lessor and Lessee each represent to the other they have dealt with no broker in connection with this Second Amendment except Richards, Barry, Joyce & Partners (“RBJ”) and Meredith & Grew, Inc. (“M&G”). Lessee agrees to indemnify and hold Lessor harmless from and against any and all claims for commissions, fees, brokerage fees or other enumeration by any person or entity arising out of, or related to, any act of Lessee or its representatives or which are predicated upon prior dealings with Lessee except for the fee due RJB or M&G. If this Second Amendment is executed and delivered by both Lessor and Lessee, Lessor shall be responsible for payment of a commission to RBJ and to M&G pursuant to a separate agreement with RBJ and M&G and Lessor.

7. Undefined Terms. All capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meaning as set forth in the Lease.

8. Lessee hereby acknowledges that to the best of Lessee’s knowledge, information and belief (i) there are no offsets or defenses that Lessee has against the full enforcement of the Lease by Lessor; and (ii) Lessor is not in any respect in default of any term or condition of the Lease, nor is Lessee aware of any condition which, with the giving of notice, the passage of time, or both, would constitute an event of default under the Lease by Lessor. Lessor hereby acknowledges that to the best of Lessor’s knowledge, information and belief, Lessee is not in any respect in default of any term or condition of the Lease (except to the extent that Basic Rent or Additional Rent for the current month or under the 4th sentence of Section 6.3 of the Lease is not paid).

9. First Offer Right. The following new Section 28.0 is hereby added to the Lease:

“28.0 Right of First Offer.

28.1 Subject to the terms hereof and the rights of Compucyte Corporation, its successors, assigns and transferees (“Compucyte”), if during the First Extension Term, all or any portion of the leasable space located in the Building (the “First Offer Space”) shall become “available for leasing” (as said term is hereafter defined), as determined by Lessor and provided that the “Offer Conditions” (as hereafter defined) are then satisfied, Lessor shall first offer (the “Offer”) to lease all of such available portion of the First Offer Space to Lessee for a rent, term of years and other terms and conditions as specified by Lessor in its sole discretion (the right of Lessee to receive such Offer is hereinafter called the “First Offer Right”). If within fifteen (15) days (the “Offer Acceptance Period”) after Lessor provides the Offer to Lessee, Lessee does not unconditionally accept the Offer as to all of such space described in the Offer in writing or if Lessee accepts the Offer as aforesaid but does not execute and deliver a final fully executed lease on substantially the same general form as this Lease, except to the extent of changes to take into account the terms of the Offer (a “First Offer Space Lease”) for such space in form and substance satisfactory to Lessor (but the First Offer Space Lease will not include any extension option, right of first offer, expansion right, free rent, tenant improvement allowance, Lessor’s Work, Lessor Contribution or other tenant inducements except to the extent specifically included in the Offer) within twenty-one (21) days (the “First Offer Space Lease Completion Period”) after Lessor’s delivery of the proposed First Offer Space Lease to Lessee, all of Lessee’s rights in and to any First Offer Space identified in such Offer (as well as any Gap Extension included in such acceptance under Section 28.5 hereof) shall (except to the extent a Second Look Offer Right (as said term is hereinafter defined) may apply as hereinafter expressly set forth) cease and terminate and Lessor shall (except to the extent a Second Look Offer (as said term is hereinafter defined) may apply as hereinafter expressly set forth) be free to lease all or any part of such First Offer Space to any party upon such terms and conditions as Lessor may elect in its sole discretion (and any such Gap Extension shall be void); provided, further, however, that (a) if the Lessee does not accept an Offer within the applicable Offer Acceptance Period or if Lessee accepts the Offer within such Offer Acceptance Period but fails to execute and deliver a First Offer Space Lease in form and substance satisfactory to Lessor within the applicable First Offer Space Lease Completion Period and (b) the Offer Conditions remain satisfied, Lessor will not lease the applicable First Offer Space referred to in Lessor’s Offer to a third party during the First Extension Term for an Effective Annual Basic Rent (as said term is hereinafter defined) which is less than ninety (90%) percent of the Effective Annual Basic Rent set forth in the applicable Offer to Lessee without again making an Offer (a “Second Look Offer”) to Lessee for such First Offer Space in accordance with the provisions hereof relating to the making of an Offer and, in such case, all the terms and conditions set forth in this Section 28.0 with respect to First Offer Space shall (except as otherwise set forth below) apply to such Second Look Offer, including, without limitation, the Offer Conditions, the Offer Acceptance Period and the First Offer Space Lease Completion Period (the right of Lessee to receive a second opportunity to Lease the First Offer Space as provided herein is hereinafter called the “Second Look Offer Right”). As used herein, the term “Effective Annual Basic Rent” shall mean the average Basic Rent per annum for the term of years set forth in the Offer taking into account the following (the “Rent Factors”): (a) the stated fixed rent for each applicable period, (b) the third party out of pocket cost of Lessor for all alterations and improvements to be made and paid for by Lessor for the First Offer Space inclusive of any specified dollar allowances to be paid by the Lessor for tenant improvements, moving expenses and plans (and to the extent that tenant improvements to be installed and paid for by Lessor are not subject to a dollar allowance, such cost shall be as estimated by Lessor), (c) the value of all free rent periods. If the real estate taxes, electricity or operating expense escalation provisions of the Offer and third party lease are not approximately equivalent (for example, if one is triple net and the other is a gross lease with only increases above base years being passed on to the Lessee) then such non-equivalence will be taken into consideration in establishing the Effective Annual Base Rent. The average of the Rent Factors will be computed by, in the case of the Offer, using the stated term of years included in such Offer and, in the case of the third party lease, by using the term proposed by Lessor for the third party lease.

If, (a) at a time when the Offer Conditions are not satisfied, Lessor issues or receives a proposal, term sheet or letter of intent or the like (collectively a “Proposal”) to or from a party other than Lessee which culminates in a lease (“Proposal Lease”) at any time thereafter (whether on the same or different terms than those set forth in the Proposal, whether to the proposed tenant named in the Proposal or an affiliate or designee thereof and whether or not the Offer Conditions are satisfied at the time of signing such Proposal Lease) or (b) Lessor enters into a Qualified Lease (as said term is hereinafter defined) with respect to all or any part of the First Offer Space, then and in any such case, all of Lessee’s rights, under this Section 28.0 in and to any First Offer Space included in any such Proposal Lease and/or Qualified Lease shall cease and terminate (and such space shall cease to be First Offer Space) and Lessor shall be free to lease all or any part of such First Offer Space to any party upon such terms and conditions as Lessor may elect in its sole discretion free of all rights of Lessee under this Section 28.0. As used herein, the term “Qualified Lease” shall mean any lease which Lessor enters into for any First Offer Space after first complying with the provisions of Section 28.1 or as permitted under any other provision of this Section 28.0 and any lease which Lessor enters into during any period when the Offer Conditions are not satisfied. Any space which is leased to Lessee shall cease to be First Offer Space.

The First Offer Space Lease and this Lease shall be cross defaulted. Time is of the essence with respect to all the provisions of this Section 28.0.

28.2 As used herein the term “Offer Conditions” shall mean that (a) no Event of Default shall have occurred subsequent to the date of this Second Amendment, (b) Lessee’s interest in this Lease shall not have been assigned (exclusive of an assignment permitted under Section 8.0(i) of the Lease), (c) at the time Landlord issues or receives a Proposal not more than 25% of the Rentable Area of the Premises shall be subject to a sublease (exclusive of any subletting permitted under Section 8.0(i) of the Lease), and (d) at least one (1) year shall then remain in the First Extension Term (or if less than one (1) year remains in the First Extension Term, Lessee shall have properly exercised the Extension Option). As used herein, First Offer Space shall be deemed “available for leasing” by Lessor when, as determined by Lessor in its sole discretion, the applicable space is scheduled to become vacant and all lease and other occupancy, expansion and offer rights with respect thereto of Compucyte and its assignees and subtenants have expired. Lessor shall also have the right to elect to treat space available for leasing (and to provide Lessee an Offer with respect thereto) at any time within twelve (12) months prior to the date which Lessor estimates to be the date when such space will, in fact, become available for occupancy by Lessee.

28.3 As used herein, the term “Compucyte Lease” shall mean the Lease dated July 1, 2001 between Lessor and Compucyte (together with all existing and future amendments, modifications, extensions, renewals and replacements thereof and all new leases with Compucyte or any assignee or subtenant of Compucyte or with any assignee or subtenant of Compucyte or other party claiming by through or under Compucyte or any assignee or subtenant of Compucyte. It is expressly understood and agreed that Lessor shall be free to enter into extensions and renewals of the Compucyte Lease, whether or not such extension or renewal options were originally included under the terms of the Compucyte Lease, to amend the Compucyte Lease so as to extend the term thereof or otherwise modify the Compucyte Lease, to enter into new and/or replacement leases with Compucyte, its assignees and/or subtenants and and/or any party claiming by, through or under Compucyte or any assignee or subtenant of Compucyte and that Lessor shall be free to permit tenant, subtenant and other occupants under the Compucyte Lease or any sublease thereunder to hold over on a month-to-month basis or otherwise, all upon such terms and conditions as the Lessor may agree to without including the same as First Offer Space or making any Offer hereunder and free of all rights of Lessee under this Section 28.0. In no event shall Lessor ever be obligated to deliver First Offer Space to Lessee prior to the date when the Compucyte Lease and all occupancy rights thereunder and under all subleases related thereto have expired or terminated and the space is actually vacated and surrendered to Lessor.

28.4 All of Lessee’s rights under this Section 28 shall cease and terminate upon (a) any assignment of Lessee’s interest under this Lease (except as permitted under Section 8.0(i) of the Lease) and (b) upon any subletting of more than twenty-five (25%) percent of the Premises (except as permitted under Section 8.0(i) of the Lease).

28.5 Gap Period; Affect upon Existing Premises and Extension Option. If, in its Offer, Lessor specifies an initial term for the applicable First Offer Space which has an expiration date which extends beyond the date of expiration of the First Extension Term (as it may have been extended by the proper exercise of the Extension Option under the Lease) then Lessee will have the right (the “Gap Extension Right”) to include in Lessee’s acceptance of such Offer as part of such acceptance a requirement (a “Gap Extension Requirement”) that the First Extension Term of this Lease be extended (a “Gap Extension”) so as to be coterminous with the applicable initial term of the First Offer Space as set forth in Lessor’s Offer (the period of time in such extension is hereinafter called the “Gap Period”) and, in such case, upon acceptance of the Offer by Lessee with the Gap Extension Requirement included therein, the First Extension Term shall be automatically extended to include the Gap Period as if the Gap Period were originally part of the First Extension Term except that the Basic Rent allocable to the existing Premises (exclusive of the subject First Offer Space) for the Gap Period shall be determined as follows: Within twenty (20) days after Lessor receives Lessee’s acceptance of an Offer in which acceptance Lessee has also exercised a Gap Extension Right, Lessor shall provide to Lessee Lessor’s good faith determination of fair market rent for the existing Premises (i.e. the Premises at the date of this Second Amendment) for the Gap Period (but in no event shall Lessor be required to specify a Basic Rent for the existing Premises for the Gap Period which is less than the Basic Rent payable by Lessee under the Lease for the last Lease Year preceding commencement of such Gap Period). If Lessor and Lessee are unable to agree on the fair market rent for the existing Premises for the Gap Period within fifteen (15) days after Lessor has provided Lessee its determination of fair market rent, then Lessee may, within ten (10) days after expiration of such fifteen (15) day period, elect either to withdraw its exercise of the Gap Extension Right (but without otherwise affecting its acceptance of the Offer), in which event its rights to the Gap Extension shall terminate, or to request that the fair market rent for the existing Premises for the Gap Period be determined by appraisal. If Lessee elects the appraisal option, then the fair market rent for the existing Premises for the Gap Period shall be determined by appraisal in accordance with the provisions of Section 4.2 of the Lease beginning with the third sentence of the second paragraph of Section 4.2 which third sentence begins with the phrase “If Lessee elects the appraisal option”. In no event shall the Basic Rent for the existing Premises for the Gap Period be less than the Basic Rent payable by Lessee for the last Lease Year preceding commencement of the Gap Period.

Lessee agrees that it shall, upon request of Lessor, promptly execute and deliver to Lessor an amendment to the Lease to reflect the Gap Extension and the Basic Rent for the existing Premises for the Gap Period, all in form and substance satisfactory to Lessor.”

10. Except as expressly modified by this Second Amendment, the Lease shall remain in full force and effect, and as further modified by this Second Amendment, is expressly ratified and confirmed by the parties hereto. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

11. The submission of this document for examination and negotiation does not constitute an offer, and this document shall become effective and binding only upon the execution thereof by both Lessor and Lessee, regardless of any written or verbal representations of any agent, manager or other employee of Lessor to the contrary. All negotiations, consideration, representations of understandings between Lessor and Lessee have incorporated herein and in the Lease and this Second Amendment expressly supersedes any proposals or other written documents relating hereto. The Lease and this Second Amendment may be modified or altered only by written agreement between Lessor and Lessee and no act or omission of any employee or agent of Lessor shall alter, change or modify any of the provisions hereof.

12. Extension of LC. The LC currently expires on July 31, 2007. Lessee shall, within thirty (30) days of the execution and delivery of this Second Amendment, provide Lessor with an amendment to the LC which extends the expiration date of the LC to July 31, 2012, all in form and substance satisfactory to Lessor.

13. Authority. Contemporaneously with the signing of this Second Amendment, Lessee shall furnish to Lessor a certified copy of the resolution of the Board of Directors of Lessee authorizing Lessee to enter into this Second Amendment and authorizing the person executing this Second Amendment on behalf of the Lessee to do so.

14. Typographical Errors in Lease. The word “wst” wherever it appears in the Original Lease is hereby corrected to read “cost”. The word “skeet” wherever it appears in the Original Lease is hereby corrected to read “street”. The word “Lessofs” wherever it appears in the Original Lease is hereby corrected to read “Lessor’s”. .

15. Lessee plans to make certain alterations to the Premises. Such alterations are set forth in the plans and specifications described in Schedule 1 attached hereto (collectively the “Plans”). Lessor hereby approves the Plans and, subject to all other terms and provisions of the Lease, consents to the performance of the alterations set forth in the Plans in accordance with the Plans. Approval of the Plans shall not impose upon Lessor any liability or obligation to Lessee for any defects, errors, omissions in such Plans or alterations, nor for any incompleteness of such Plans nor for any failure of such Plans or the alterations shown thereon to fully comply with all Legal Requirements, it being understood and agreed that Lessee shall be responsible to perform and pay for all such alterations at its sole expense in compliance with the Plans, all Legal Requirements and the Lease. Lessee shall not be required to remove any alterations planned for the Premises which are shown on the Plans upon expiration or earlier termination of the Lease. Lessor and Lessee hereby agree that Lessee shall not remove the supplemental HVAC Unit or any related equipment installed on the Building roof by Lessee or Lessee’s predecessors in interest and that upon expiration or earlier termination of the Lease, the same shall automatically become property of the Lessor. Lessee shall be solely responsible for the operation, maintenance, repair and replacement of such supplemental HVAC Unit and equipment (and the insuring thereof) at Lessee’s sole cost and expense. Lessor hereby approves Siena Construction Corporation as Lessee’s general contractor for the purpose of performing the Alterations shown on the Plans.

16. This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

17. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

[Remainder of page intentionally left blank. Signatures appear on next following page.]

IN WITNESS WHEREOF, the undersigned executed this Second Amendment as of the date and year first written above.

LESSOR:

MASSACHUSETTS INSTITUTE
OF TECHNOLOGY

By:	/s/ Seth D. Alexander
Name:	Seth D. Alexander
Title:	President, MIT Investment Management Company

LESSEE:

ELIXIR PHARMACEUTICALS, INC.

By:	/s/ Karen L. Roberts
Name:	Karen L. Roberts
Title:	VP Finance & Admin.

MIT0043/7

Attachments:

Amended Exhibit C

Amended Exhibit D

Schedule 1 - Plans and Specifications

AMENDED

EXHIBIT C

SERVICES PROVIDED BY LESSOR

This Exhibit is incorporated by reference into the Lease dated as of January 16, 2002 between Massachusetts Institute of Technology, as Lessor, and Centagenetix, Inc., predecessor in interest to Elixir Pharmaceuticals, Inc., as Lessee, as amended by First Amendment dated August 3, 2005 and as further amended by the Second Amendment to Lease (the “Second Amendment”) dated as of October 12, 2006 to which this Amended Exhibit C is attached (collectively, the “Lease”). Terms defined in or by reference in the Lease not otherwise defined herein shall have the same meaning herein as therein. The provisions of this Amended Exhibit C shall apply only to periods from and after the date (the “Exhibit C Amendment Date”) of execution and delivery of the Second Amendment by Lessor and Lessee and the former Exhibit C shall apply prior to the Exhibit C Amendment Date.

Lessor shall provide the following services at the Building:

1. Heating and air conditioning services (“HVAC”) for the Premises as it was configured at the start of the Term of the Original Lease. Excluded from such services are air conditioning requirements for exceptional office machinery and supplemental HVAC service required for the animal facility in the Premises or for any server room, computer room, laboratory, laboratory equipment or other equipment or area requiring extra, special or supplemental HVAC beyond the building standard HVAC.

2. Except to the extent damage (or the need for repair or maintenance) is caused by a breach of Lessee’s obligations under the Lease or any Exhibit thereto or by the negligence, neglect, misuse, overuse, act or omission by Lessee (or any predecessor, assignee, sublessee, employee, agent, contractor, subcontractor, licensee or invitee of Lessee or of any predecessor, sublessee or assignee of Lessee, collectively “Lessee Parties” and each a “Lessee Party”), maintenance and repair of the following: (i) structural maintenance of the Building including repairs to the roof and exterior walls of the Building and structural damage to the floors, (ii) all Building standard heating and air conditioning equipment and systems excluding (a) special air conditioning equipment and systems and (b) any supplemental HVAC equipment and/or systems for or serving the animal facility in the Premises or any laboratory (and also the supplemental HVAC Unit and related equipment which Lessee is planning to install on the roof of the Building (collectively the “Rooftop HVAC Unit”)), (iii) all electrical, plumbing and mechanical equipment and systems except (a) to the extent such equipment or systems are located within and exclusively serve the Premises, (b) the generator and the neutralization tanks and (c) any plumbing, mechanical or electrical equipment or systems connected to or required in connection with any of the matters described in (ii)(a) and (b) or (iii)(a) or (b), (iv) all window frames in the Premises which are located on an outside wall of the Building and the window frames and window glass in the Common Areas of the

Building, and (v) all doors and door frames in the Common Areas of the Building. Notwithstanding anything contained in this Paragraph to the contrary, Lessor shall not be responsible for the maintenance or repair of (a) any HVAC, electrical, plumbing or mechanical equipment related to the animal facility in the Premises nor the Rooftop HVAC Unit, (b) any laboratory in the Premises, (c) the generator presently located in the parking area by the loading dock, (d) the neutralization tanks, (e) any alterations to any HVAC, electrical, plumbing or mechanical systems or any other part of the Premises made by Lessee (or any Lessee Party) or (f) any other equipment or systems installed or owned by Lessee or any Lessee Party.

3. Except to the extent damage (or the need for repair or maintenance) is caused by a breach of Lessee’s obligation under the Lease or any Exhibit thereto or by the negligence, neglect, misuse, overuse, act or omission of Lessee or any Lessee Party, maintenance and repair of the sprinkler system and fire detection and suppression system for the Building, including the Premises (but excluding any special equipment for the animal facility or any laboratory in the Premises and for any alterations to the Premises by Lessee), as reasonably determined necessary by Lessor.

4. Water, sewer and plumbing services to and from the Premises and the Common Areas of the Building (exclusive of special needs for the animal faculty and the neutralization tanks).

5. Extermination of all Common Areas and leaseable areas of the Building (except for the animal facility and also except to the extent caused by the presence or operation of the animal facility), as the management of the Building deems necessary.

6. Landscaping maintenance for the Land, maintenance and repair of the On Site Parking Area and the Off Site Parking Area, including snow removal, and other services as deemed necessary by Lessor for the normal operation of the Building and the Land.

7. Cleaning and electrical service to and repair and maintenance of the Common Areas.

2

AMENDED

EXHIBIT D

SERVICES PROVIDED BY LESSEE

This Exhibit is incorporated by reference into the Lease dated as of January 16, 2002 between Massachusetts Institute of Technology, as Lessor, and Centagenetix, Inc., predecessor in interest to Elixir Pharmaceuticals, Inc., as Lessee, as amended by First Amendment dated August 3, 2005 and as further amended by the Second Amendment to Lease (the “Second Amendment”) dated as of October 12, 2006 to which this Amended Exhibit D is attached (collectively, the “Lease”). Terms defined in or by reference in the Lease not otherwise defined herein shall have the same meaning herein as therein. The provisions of this Amended Exhibit D shall apply only to periods from and after the date (the “Exhibit D Amendment Date”) of execution and delivery of the Second Amendment by Lessor and Lessee and the former Exhibit D shall apply prior to the Exhibit D Amendment Date.

Lessee shall provide and pay for all maintenance of and repairs to the Premises necessary to keep the Premises in as good a condition as the Premises were at the beginning of the Term or may be put in thereafter (excepting therefrom only damage from taking or casualty, reasonable wear and tear and repairs for which Lessor is responsible to perform). Such repairs and maintenance by Lessee shall include but not be limited to the following:

A. The maintenance and repair of any plumbing systems located within and exclusively serving the Premises, and the repair of any damage to the Premises or to the Building caused by the failure of Lessee to properly maintain and repair such plumbing systems;

B. The maintenance and repair of all electrical wiring, outlets, switches and light fixtures located within and exclusively serving the Premises;

C. The maintenance and repair of all hardware within the Premises;

D. The maintenance and repair of the walls, ceilings and floors within the Premises and all doors providing access to the Premises whether from the interior or the exterior of the Building (but not maintenance and repair of the exterior of the demising walls of the Premises which face common areas or which are the outside walls of the Building).

E. The replacement of fluorescent light tubes and ballasts. This service is available through Building management on a time and materials basis.

F. The maintenance and repair of all window glass in the Premises.

G. Cleaning services for the Premises.

H. The maintenance and repair of (a) any supplemental HVAC systems in the Premises (including, specifically, but without limiting the generality of the foregoing, the Rooftop HVAC Unit, the supplemental HVAC system for the animal facility in the Premises and for any laboratory, server room or computer room in the Premises, (b) the generator presently located in the parking area near the loading dock, (c) the neutralization tanks, (d) the electrical, mechanical and plumbing equipment and systems serving the animal facility, any laboratories, the generator, the neutralization tanks and any server or computer room or other special equipment, (e) any alterations to the foregoing or to the Premises by Lessee or any Lessee Party (as such term is defined in Exhibit C) and any installations and equipment of Lessee and (f) any repairs or maintenance to the extent the need therefor arises from the negligence, neglect, misuse, overuse, act or omission of Lessee or any Lessee Party or relates to a breach of any of Lessee’s obligations under the Lease or any Exhibit thereto.

Lessee shall also provide for its own electricity, gas, heating fuels, trash removal, telephone service, and all maintenance and service agreements which are required for the Permitted Uses of the Premises, and shall pay when due all charges therefor directly to the company which provides such utility or service. Lessor agrees to permit Lessor’s existing wires, risers, conduits and other equipment in the Building to be used to supply electricity, gas and other utility services to the Premises as presently installed and in use, such use to be in common with Lessor and others entitled thereto and provided that Lessee does not overload the same, and, in any event, subject to all the terms of the Lease.

Further, notwithstanding anything contained in the Lease to the contrary, upon expiration or earlier termination of the Lease, Lessee shall have the right but (except as otherwise set forth below) not the obligation to remove the autoclave, cage washer equipment and back up generator from the Premises and Property; provided, however, that if any one or more of the autoclave, cage washer or back up generator is not in good operating condition or if the back up generator is leaking or, in Lessor’s opinion, presents a threat or risk for the generation or discharge of Hazardous Materials, then, at Lessor’s option, Lessee shall remove the same at Lessee’s sole cost and expense in accordance with the provisions of this paragraph. If Lessee exercises such removal right (or Lessor requires any such removal), any such removal shall be at Lessee’s sole expense and Lessee shall repair any damage to the Premises and/or Property caused by such removal and, in the case of the back up generator, restore the area where it is located to its condition prior to installation of the same and repair any damage to the parking area related to its presence. Notwithstanding anything contained in the Lease to the contrary, Lessee shall not be required to remove (and shall not remove) the supplemental HVAC system or equipment now located in the Premises thereof and such supplemental HVAC equipment and system and any alterations and replacements thereof shall become the property of Lessor upon expiration or earlier termination of the Lease.

SCHEDULE 1

PLANS AND SPECIFICATIONS

1. A set of plans entitled “Elixir, 12 Emily Street, Cambridge, MA, Interior Remodeling” prepared by Daniel Winny, Architect enumerated as follows:

1.	A-D01, August 1, 2006, Building Permit, Demo Plan

2.	A-D02, August 1, 2006, Building Permit, Demo Plan

3.	A-101, August 9, 2006, Building Permit, Proposed Plan

4.	A-102, August 9, 2006, Building Permit, Proposed Plan

5.	A-101, August 9, 2006, Revised August 14, 2006, Building Permit, Ceiling Plan

6.	A-202, August 9, 2006, Revised August 14, 2006, Building Permit, Ceiling Plan

7.	E-1, August 11, 2006, Schematic Design, Proposed Plan, Power & Fire Alarm

8.	E-2, August 11, 2006, Schematic Design, Proposed Plan, Power & Fire Alarm

9.	E-3, August 11, 2006, Schematic Design, Ceiling Plan Lighting

10.	E-4, August 11, 2006, Schematic Design, Ceiling Plan Lighting

All of the foregoing plans also bear the name Siena Construction Corporation.

2. The plan page referred to hereinabove as A-D01 was modified and replaced by the plan entitled “A-D01, September 7, 2006, Rev 1, October 14, 2006, Construction Dwg, Demo Plan”.

3. The plan referred to above as A-101 was replaced by “A-101, September 7, 2006, Rev 1, October 14, 2006, Construction Dwg, Proposed Plan”.

4. The plan referred to above as A-201 was amended and replaced by “Plan A-201, September 7, 2006, Rev 1, October 14, 2006, Construction Dwg, Ceiling Plan”.

5. SK-9, September 21, 2006, Approval Dwg, Proposed Roof Plan showing a location of new AC unit;

6. SK-10, September 21, 2006, Approval Dwg, Proposed New AC Unit - Roof Details.

7. The Rooftop AC Unit shall be a Carrier Unit, Model 24 ACA3, Comfort TM 13 Series Air Conditioner with Puron Refrigerant, 1-1/2 25 nominal tons (size 18 - 60) (24 ACA360A005), Unit size series 60, 50, Operating Weight - 261 pounds, Unit size - voltage series 60-50 and otherwise meeting the specifications and requirements set forth in the seven page product data description submitted to Lessor.

The Lessor’s approval of the foregoing plans and specifications are subject to any qualifications and requirements set forth in any letter and/or email approving the same.